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                                                                    Exhibit 99.7

                          AGREEMENT AND PLAN OF MERGER
                                     BETWEEN
                MERCHANTS BANCORP, INC. AND MBI MERGER SUB, INC.

THIS AGREEMENT AND PLAN OF MERGER (the "Merger Agreement"), dated as of December 12, 2005, is hereby entered into by and between MBI Merger Sub, Inc., an Ohio corporation ("Merger Sub"), and Merchants Bancorp, Inc., an Ohio corporation ("MBI").

                                    RECITALS

Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. As of the date hereof, the authorized capital stock of Merger Sub consists of 100 shares of Common Stock, no par value ("Merger Sub Common Stock"), of which 100 shares are issued and outstanding. MBI is a corporation duly organized and validly existing under the laws of the State of Ohio. As of the date hereof, the authorized capital stock of MBI consists of 4,500,000 shares of common stock, no par value ("MBI Common Stock"), of which 2,666,650 shares are presently issued and outstanding. The respective Boards of Directors of MBI and Merger Sub deem the Merger Agreement advisable and in the best interests of each such corporation and their respective shareholders. The respective Boards of Directors of MBI and Merger Sub, by resolutions duly adopted, have approved the Merger Agreement and have each recommended that the Merger Agreement be approved by their respective shareholders and have each directed that this Merger Agreement be submitted for approval by their respective shareholders. Shareholders of MBI and shareholders of Merger Sub are each entitled to vote to approve the Merger Agreement. The number of shares of MBI Common Stock and the number of shares of Merger Sub Common Stock are not subject to change before the Effective Time (as hereinafter defined). Therefore, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:

                                    ARTICLE I
                                   THE MERGER

1.1 THE MERGER. Subject to the terms and conditions of this Merger Agreement, and in accordance with the Ohio Revised Code (the "Revised Code"), at the Effective Time (as defined in Section 1.2), Merger Sub shall merge (the "Merger") with and into MBI, and MBI shall survive the Merger and shall continue its corporate existence under the laws of the State of Ohio. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate and the name of the Surviving Corporation shall be "Merchants Bancorp, Inc."

1.2 EFFECTIVE TIME. As soon as is reasonably practicable after the date hereof, after approval of this Merger Agreement by the shareholders of the constituent corporations and after the receipt of all



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required regulatory approvals and the expiration of any statutory waiting periods, a Certificate of Merger meeting the requirements of Section 1701.81 of the Revised Code shall be filed with the Ohio Office of the Secretary of State for approval. The Merger shall become effective ("the Effective Time") when the Certificate of Merger has been accepted for filing by the Ohio Office of the Secretary of State or as otherwise specified in the Certificate of Merger.

1.3 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in the Revised Code.

1.4 TREATMENT OF MBI COMMON STOCK; CONVERSION OF MERGER SUB COMMON STOCK.

     (a) At the Effective Time, by virtue of the Merger and without any further action on the part of any Record Holder (as hereinafter defined), the following shall occur:

          (1) Each issued and outstanding share of MBI Common Stock owned by a First Tier Record Holder (as hereinafter defined) shall be converted into the right to receive cash from the Surviving Corporation in the amount of $23.00 per share (the "Cash Consideration"), without interest thereon, upon the surrender to the Surviving Corporation of their certificates formerly representing shares of MBI Common Stock. Except as otherwise provided in this Section 1.4, First Tier Record Holders shall cease to have any rights as shareholders of MBI or the Surviving Corporation, other than such rights, if any, as they may have pursuant to the Revised Code.

          (2) Each issued and outstanding share of MBI Common Stock owned by a Second Tier Record Holder (as hereinafter defined) who has submitted a Proper Election (as hereinafter defined) to the Company shall be converted in accordance with said Proper Election. Second Tier Record Holders that have not made a Proper Election shall be deemed to have elected to receive the Cash Consideration in exchange for all shares held at the Effective Time. To the extent any Second Tier Record Holder has elected, or who otherwise would be deemed to have elected, the Cash Consideration, such Record Holder shall cease to have any rights as shareholders of MBI or the Surviving Corporation with respect to such shares of MBI Common Stock for which the election to receive the Cash Consideration was made (or deemed to have been made), except such rights, if any, as such Record Holders may have pursuant to the Revised Code; their sole and exclusive right with respect to such shares of MBI Common Stock being to receive the Cash Consideration, without interest thereon, upon surrender to the Surviving Corporation of their certificates formerly representing shares of MBI Common Stock. To the extent any Second Tier Record Holder has made a Proper Election to receive shares of Series A Preferred Stock, such Record Holder shall cease to have any rights as holders of MBI Common Stock with respect to such shares of MBI Common Stock for which the election to receive shares of Series A Preferred Stock was made, except such rights, if any, as they may have pursuant to the Revised Code; their sole and exclusive right with respect to such shares of MBI Common Stock being to receive shares of Series A Preferred Stock upon the surrender to the Surviving Corporation of their certificates formerly representing shares of MBI Common Stock. Any Second Tier Record Holder making a Proper Election to receive shares of Series A Preferred Stock shall receive one share of Series A Preferred Stock for each share of MBI Common Stock held thereby with respect to which the election to receive shares of Series A Preferred Stock has been made.


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          (3) Each issued and outstanding share of MBI Common Stock owned by a
Third Tier Record Holder (as hereinafter defined) shall remain issued and outstanding as a share of common stock of the Surviving Corporation without change. In no event shall any Third Tier Record Holder be entitled to receive either the Cash Consideration or shares of Series A Preferred Stock with respect to the shares of MBI Common Stock held thereby.

     (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Merger Sub Common Stock, each issued share of Merger Sub Common Stock shall be converted into the right to receive cash from the Surviving Corporation in the amount of $1.00 per share, and the holders of certificates representing such shares shall cease to have any rights as shareholders of Merger Sub or the Surviving Corporation except such rights, if any, as they may have pursuant to the Revised Code, and, except as aforesaid, their sole right shall be the right to receive cash as aforesaid, without interest, upon surrender to the Surviving Corporation of their certificates which theretofore represented shares of Merger Sub Common Stock.

1.5 DISSENTERS' RIGHTS. All Record Holders shall be entitled to all rights and privileges allotted to dissenting shareholders under Section 1701.85 of the Revised Code. To exercise such rights, a dissenting shareholder shall be required to adhere to all of the procedures provided under Section 1701.85 of the Revised Code.

1.6 CERTAIN TERMS.

     (a) The term "First Tier Record Holder" shall mean a Record Holder of MBI Common Stock who holds of record as of the Record Date One Hundred (100) or fewer shares of MBI Common Stock.

     (b) The term "Second Tier Record Holder" shall mean a Record Holder of MBI Common Stock who holds of record as of the Record Date greater than One Hundred
(100) and fewer than One Thousand Five Hundred (1,500) shares of MBI Common
Stock.

     (c) The term "Third Tier Record Holder" shall mean a Record Holder of MBI Common Stock who holds of record as of the Record Date One Thousand Five Hundred (1,500) or more shares of MBI Common Stock.

     (d) The term "Record Holder" shall mean any record holder or holders of MBI Common Stock who on the Record Date would be deemed, pursuant to Rule 12g-5-1 under the Securities Exchange Act of 1934 and related interpretive guidance issued by the Securities and Exchange Commission, to be a single "person" for purposes of determining the number of record shareholders of MBI.

     (e) The term "Proper Election" shall mean a properly completed election by a Second Tier Record Holder on a form provided to Second Tier Record Holders by the Company to allow them to elect to receive in exchange for shares of MBI Common Stock held at the Effective Time: (1) the per share Cash Consideration;
(2) shares of Series A Preferred Stock; or (3) a combination of Cash


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Consideration and Series A Preferred Stock. Any election to receive a combination of Cash Consideration and Series A Preferred Stock must be made with respect to whole shares of MBI Common Stock, and no election can be made which would result in the issuance of a fractional share of Series A Preferred Stock. For an election to be a Proper Election, it shall be received by the Company by no later than the date of the special meeting of the shareholders to be held for the purpose of considering the proposed Merger (the "Special Meeting"). Second Tier Record Holders shall be entitled to change their election, provided any such change is provided on the proper form and received by the Company no later than the date of the Special Meeting. Any Second Tier Record Holder that is a brokerage, bank or similar entity holding securities on behalf of multiple beneficial holders may make an election on behalf of each such beneficial owner.

     (f) The term "Record Date" shall mean the certain date fixed by resolution of the Company's Board of Directors, which date shall be used to determine the following: (1) the Record Holders entitled to vote on the proposed Merger; and
(2) the Record Holders to be classified as First Tier, Second Tier, and Third Tier Record Holders.

     (g) the term "Merger Consideration" shall mean either the Cash Consideration or shares of Series A Preferred Stock, as the case may be.

1.7 RESOLUTION OF ISSUES. MBI (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any MBI shareholder(s) or otherwise, as it may deem appropriate for purposes of this
Article I and (ii) resolve and determine in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Article I, including, without limitation, any questions as to the number of shares held by any Record Holder immediately as of the Record Date. All determinations by MBI under this Article I shall be final and binding on all parties, and no person or entity shall have any recourse against MBI or any other person or entity with respect thereto.

     For purposes of this Article I, MBI may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of MBI Common Stock held in a discrete account are held by a person distinct from any other person, notwithstanding that the registered Record Holder of a separate discrete account has the same or a similar name as the Holder of a separate discrete account; and (ii) aggregate the shares held by any person or persons that MBI determines to constitute a single Record Holder for purposes of determining the number of shares held by such Holder.

1.8 ARTICLES OF INCORPORATION. The Articles of Incorporation of MBI in effect as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

1.9 BYLAWS. The Bylaws of MBI in effect as of the Effective Time shall be the Bylaws of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.


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1.10 BOARD OF DIRECTORS OF SURVIVING CORPORATION. The directors of MBI immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their respective successors shall have been elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

1.11 OFFICERS. The officers of MBI immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

                                   ARTICLE II
                          MBI COMMON STOCK CERTIFICATES

2.1 CERTIFICATES HELD BY THIRD TIER RECORD HOLDERS. From and after the Effective Time, all certificates representing shares of MBI Common Stock held by any Third Tier Record Holder shall be deemed to evidence the same number of shares of Common Stock of MBI, as the Surviving Corporation, which they theretofore represented.

2.2 CERTIFICATES HELD BY FIRST AND SECOND TIER RECORD HOLDERS. From and after the Effective Time and until presented to the Surviving Corporation, all certificates which prior to the Effective Time represented shares of MBI Common Stock that are held by any First or Second Tier Record Holder shall only evidence the right to receive the Merger Consideration as hereinabove provided. Upon presentation to the Surviving Corporation by a First or Second Tier Record Holder of such certificates formerly representing shares of MBI Common Stock, the Merger Consideration shall be paid in accordance with the provisions contained in Article I of this Merger Agreement. No interest shall be payable on any Cash Consideration distributable pursuant to this Merger Agreement.

                                   ARTICLE III
                               GENERAL PROVISIONS

3.1 TERMINATION. Notwithstanding anything herein to the contrary, the Board of Directors of Merger Sub or the Board of Directors of MBI at any time prior to the filing of the Certificate of Merger with the Ohio Office of the Secretary of State may terminate this Merger Agreement. This Merger Agreement shall be automatically terminated if (i) the Shareholders of MBI fail to approve the Merger and the Merger Agreement at a special meeting of shareholders of MBI to be held on such date as shall be determined by the Board of Directors of MBI; or
(ii) any regulatory or other agency (if any) which must approve the Merger, has not approved the Merger prior to December 31, 2005. If terminated as provided in this Section 3.1, this Merger Agreement shall forthwith become wholly void and of no further force and effect.

3.2 COUNTERPARTS. This Merger Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.


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3.3 GOVERNING LAW. This Merger Agreement shall be governed and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law.

3.4 AMENDMENT. Subject to compliance with applicable law, this Merger Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Merger Sub or MBI; provided, however, that after any approval of the transactions contemplated by this Merger Agreement by the respective shareholders of Merger Sub or MBI, there may not be, without further approval of such shareholders, any amendment of this Merger Agreement which (i) alters or changes the amount or the form of the consideration to be delivered to the holders of Merger Sub Common Stock or MBI Common Stock hereunder other than as contemplated by this Merger Agreement, (ii) alters or changes any term of the Articles of Incorporation of the Surviving Corporation, or (iii) adversely affects the holder of any class or series of stock of any of the constituent corporations. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

IN WITNESS WHEREOF, Merger Sub and MBI have caused this Merger Agreement to be executed by their respective duly authorized officers as of the date first above written.

MBI MERGER SUB, INC.                    MERCHANTS BANCORP, INC.


By: /s/ Paul W. Pence, Jr.              By: /s/ Paul W. Pence, Jr.
    ---------------------------------       ------------------------------------
    President & CEO                         President & CEO


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